Exhibit (f)(1)(c)
PACIFIC FUNDS
CONSOLIDATED TRUSTEES’ DEFERRED COMPENSATION PLAN
     Section 1. Establishment of the Plan.
          Pacific Funds (the “Fund”), an open-end management investment company that has been organized as a Delaware business trust, hereby establishes the Fund’s Consolidated Trustees’ Deferred Compensation Plan (the “Plan”) for the voluntary deferral of compensation by members of the Board of Trustees of the Fund who are not officers or employees of Pacific Life Insurance Company or any Subsidiary.
          This Plan restates, amends and merges the Pacific Funds Amended and Restated Trustees’ Deferred Compensation Plan, effective January 1, 2005 (for amounts deferred before January 1, 2005) (the “2004 Plan”) and the Pacific Funds Trustees’ Deferred Compensation Plan, effective January 1, 2005 (for amounts deferred on or after January 1, 2005) (the “2005 Plan”). This Plan is intended to cause the 2004 Plan and the 2005 Plan (collectively, the “Prior Plans”) to satisfy section 409A of the Code. This Plan is effective January 1, 2006 and applies to deferrals under the 2004 Plan and 2005 Plan. This Pacific Funds Consolidated Trustees’ Deferred Compensation Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
     Section 2. Definitions. For purposes of the Plan, the following definitions shall control:
a)	“Account” means the bookkeeping account established for each Trustee under Section 4(a). Each Account will consist of several Sub-Accounts, one Sub-Account for each calendar year a Trustee defers Compensation.

b)	“Beneficiary” means the person, persons or trust designated by the Trustee in writing, as the Beneficiary of his or her Account under the Plan. A Trustee shall have the right to change the designation by filing a new Designation of Beneficiary Form with the Plan Administrator. If the Trustee shall fail to designate a Beneficiary before death, the Trustee’s estate shall be the Beneficiary.

c)	“Board” means the Board of Trustees of the Fund.

d)	“Code” means the Internal Revenue Code of 1986, as amended.

e)	“Compensation” means all compensation to which a Trustee is entitled for services rendered to the Fund as a Trustee, except reimbursement for travel and business expenses.

f)	“Controlled Group” means the Fund and any other entities considered a “single employer” along with the Fund in accordance with applicable Treasury guidance under Section 409A of the Code.

g)	“Disabled” or “Disability” means a Trustee (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan maintained by the Fund.

h)	“Election” means a Trustee’s election to defer Compensation made and filed with the Plan Administrator in accordance with Section 3. Elections may be “Initial Elections” or “Subsequent Elections” as described in Section 3.

i)	“Grandfathered Sub-Account” means, with respect to any Trustee, a Sub-Account consisting of amounts earned and deferred for calendar years before 2005 (and earnings thereon).

j)	“Money Market Compensation” means all Compensation that is payable from and allocated as a liability to the Money Market Portfolio.

k)	“Non-Grandfathered Sub-Account” means, with respect to any Trustee, a Sub-Account consisting of amounts earned and deferred for calendar years following 2005 (and earnings thereon).

l)	“Pacific Life” means Pacific Life Insurance Company.

m)	“Plan Administrator” means the Treasurer of the Fund, who shall serve as the administrator of the Plan.

n)	“Separation from Service” means the Trustee’s good-faith and complete termination of the Trustee’s service for the Fund. No Separation from Service shall have occurred if the Trustee reasonably anticipates that he or she will provide future service to the Fund or any member of the Controlled Group as a director, trustee or employee.

o)	“Subsidiary” means any corporation that is a subsidiary corporation of Pacific Life Insurance Company, within the meaning of section 425(f) of the Code. The Fund shall not be considered a subsidiary of Pacific Life Insurance Company for purposes of the Plan.

p)	“Trustee” means a member of the Board who is not an employee of Pacific Life Insurance Company or any Subsidiary thereof.

q)	“Unforeseeable Emergency” means: (1) a severe financial hardship to the Trustee resulting from an illness or accident affecting the Trustee, his or her spouse or his or her dependents, (2) the loss of the Trustee’s property due to casualty or other similar extraordinary unforeseeable circumstances arising as a result of events beyond the Trustee’s control, or (3) such other event or circumstance that constitutes an unforeseeable emergency in accordance with applicable Treasury guidance under section 409A of the Code.

r)	“Variable Compensation” means all Compensation less Money Market Compensation.
     Section 3. Participation.
Deferral of Compensation. Each Trustee may defer Compensation. The Election must be made in writing on the Participation Agreement (Exhibit A hereto) provided by the Plan Administrator and it shall be irrevocable as to amounts deferred in conformity therewith. An Election must defer the payment of a designated amount, but not be less than $1,000 of the Trustee’s annual Compensation or such portion thereof as designated by the Trustee. Each Trustee must complete a new Participation Agreement each calendar year in order to designate his or her desire to participate or not to participate in the Plan.
a)	Initial Elections.
i) In General. Except as provided in Section 3(a)(ii) or Section 3(a)(iii), an Initial Election shall be made by a Trustee before, and shall take effect from, the beginning of the calendar year until the end of that calendar year. At the time of a Trustee’s Initial Election, the Trustee must:
A)	designate one or more Credit Rate Options for Variable Compensation under the Designation of Credit Rate Options Form (the “Credit Rate Options Form”) (Exhibit B hereto), which form may be amended from time to time by the Plan Administrator;

B)	designate one of the payment options* under Section 5(a)(i), as provided on the Payment Option Form (Exhibit C hereto); and

C)	designate one or more Beneficiaries using the Designation of Beneficiary Form (Exhibit D hereto).

*	A new payment option must be selected for each calendar year’s Initial Election.
ii) Newly Elected Trustee. An individual who is first elected a Trustee in any calendar year may make an Initial Election (in accordance with Section 3(a)(i) of the Plan) within 30 days of being elected a Trustee. Such an Initial Election shall take effect from the later of the date designated in the Election or the date the Election is received by the Plan Administrator.
b)	Subsequent Elections.
i) Grandfathered Sub-Accounts. A Trustee may make a Subsequent Election to alter the payment option specified in such Trustee’s Initial Election with respect to any Grandfathered Sub-Account by completing and submitting a new Payment Options Form (Exhibit C hereto) and may be made at any time up until six months prior to the earliest scheduled payment under the immediately prior effective Election.
ii) Non-Grandfathered Sub-Accounts. A Trustee may make a Subsequent Election with respect to any Non-Grandfathered Sub-Account by designating one of the payment options* under Section 5(a)(ii) as provided on the Payment Option Form (Exhibit C hereto). A Trustee may only make an election to further defer or alter the form of payment of Non-Grandfathered Amounts subject to the following restrictions:
A)	A Subsequent Election may not be made later than 12 months before the date distribution of a Sub-Account would have begun under the immediately prior effective Election;

B)	A Subsequent Election may not take effect for at least 12 months following the date such Election is made;

C)	Any Subsequent Election to further defer or alter the form of payment of amounts deferred under the Plan may not permit distribution of the Sub-Account to which the Election relates earlier than 5 years following the date such Sub-Account would have been distributed under the immediately prior effective Election; and

D)	No Subsequent Election may accelerate the distribution of any Sub-Account.

*	Such new payment option with respect to a Subsequent Election shall only be effective for the Sub-Account(s) specified in the Trustee’s Payment Option Form.
     Section 4. Accounts.
a)	Establishment of Accounts. The Plan Administrator shall credit the amount of Compensation deferred by a Trustee to the Trustee’s Account at the time it would, but for the Trustee’s Election, have been payable to the Trustee. The Accounts shall be credited or charged during the deferral period with performance returns, which include reinvestment of all dividend and capital gain distributions (together the “Performance Return”), based on the performance of the designated Credit Rate Options. The Plan Administrator shall determine the amount of the deferred Compensation that will be payable from and carried as a liability of the PF Pacific Life Money Market Fund, which shall be designated as deferred Money Market Compensation, and the remainder shall be designated as deferred Variable Compensation. The Performance Return for deferred Money Market Compensation shall be based on the performance of the Money Market Credit Rate Option. The Performance Return for deferred Variable Compensation shall be based on the performance of Credit Rate Option(s) designated by the Trustee, in accordance with Section 4(b). The Plan Administrator shall render a quarterly statement showing deferred Compensation Performance Return in accordance with Section 4(b)(ii).

b)	Credit Rate Options.
i) Designation of Credit Rate Options. The designation of Credit Rate Options to be credited to or charged against deferred Variable Compensation shall be made by a Trustee on the Credit Rate Options Form (Exhibit B) when he or she files his or her first Participation Agreement, in accordance with Section 3. A Trustee may make changes to his or her designated Credit Rate Options by completing a new Credit Rate Options Form and filing it with the Plan Administrator. The new designation of Credit Rate Options shall apply to the outstanding balance in the Trustee’s Account (all Sub-Accounts) attributable to Variable Compensation and prospective deferred Variable Compensation amounts (i.e., it “rebalances” the Trustee’s entire Account to reflect the newly designated Credit Rate Options), and shall take effect based on the date and time the properly completed Credit Rate Options Form is received by the Plan Administrator. The designated Credit Rate Options shall remain in effect until the Trustee submits a new Credit Rate Options Form, in accordance with the provisions of this Section. The Plan Administrator may impose a limit on the number of changes permitted.
ii) Credit Rate. The Plan Administrator shall credit a Performance Return to the balance of each Trustee’s Account as of the first day of each calendar quarter in an amount equal to the Performance Return of the Credit Rate Options in effect for that preceding calendar quarter based upon the performance of the Class A shares of the corresponding funds of Pacific Funds.
c)	Availability of Credit Rate Options. Each Credit Rate Option available under the Plan is listed on the Credit Rate Options Form (Exhibit B hereto). The Credit Rate Options Form may be amended by the Plan Administrator from time to time to reflect the addition or elimination of, or any limitations with respect to, available Credit Rate Options. The Plan Administrator will notify Trustees who have deferred Compensation allocated to a Credit Rate Option that becomes unavailable during the deferral period. Upon receipt of such notice, Trustees may complete a new Credit Rate Options Form designating a new Credit Rate Option with respect to amounts allocated to the unavailable Credit Rate Option. The new Credit Rate Options Form executed pursuant to this Section will take effect on the next business day following receipt of the new Credit Rate Options Form by the Plan Administrator, notwithstanding the provisions of Section 4(b)(i). If no new Credit Rate Options Form is received by the Plan Administrator before the Fund, which corresponds to a Credit Rate Option, is terminated, then that Credit Rate Option shall be terminated and any deferred Compensation associated with such Credit Rate Option, and any percentage allocated to such terminated Credit Rate Option, shall be moved to and deemed an allocation to the Money Market Credit Rate Option.

d)	No Secured Interest. The obligations of the Fund or any of its portfolios under the Plan shall constitute an unfunded and unsecured promise by the Fund to satisfy such obligations. The designation of an Account in the name of any Trustee shall be for bookkeeping purposes only and shall not create an obligation for the Fund or any of its portfolios on behalf of the Trustee to fund any obligations under the Plan. Any assets which the Fund or any of its portfolios may set aside to meet its liabilities under the Plan shall remain general assets of the Fund and the pertinent portfolio subject to the claims of its creditors.
e)	Trustee’s Acknowledgment. A Trustee, by executing an Election, acknowledges that neither the Trustee nor his or her Beneficiary has any special or beneficial interest in any asset of the Fund or any of its portfolios.
     Section 5. Payment.
a)	Payment Options. All amounts credited to an Account shall be paid to the Trustee in accordance with the Payment Option selected by the Trustee for the applicable Sub-Account. The Trustee shall select one of the following payment options each time the Trustee makes an Election.
i)	Initial Elections.
A) A lump sum in any designated January within the ten (10) year period commencing one year after the last day of the year for which the Compensation was deferred; or
B) With respect to a Grandfathered Sub-Account, a lump sum in January of the year immediately following the year during which the Trustee experiences a Separation from Service; or
C) A lump sum in any designated January following the an event described in Sections 5(a)(i)(A) or 5(a)(i)(B), whichever is earlier; or
D) With respect to a Grandfathered Sub-Account, up to ten (10) annual installments commencing in January of the year immediately following the year in which the Trustee experiences a Separation from Service.
ii)	Subsequent Elections.
A) With respect to a Grandfathered Sub-Account, any payment option provided for in Section 5(a)(i).
B) With respect to a Non-Grandfathered Sub-Account:
1) A lump sum in any designated January no earlier than five (5) years following the date distribution of the Sub-Account would have commenced under the immediately prior effective Election; or
2) Up to ten (10) annual installments commencing in any designated January which occurs no earlier than five (5) years following the date distribution of the Sub-Account would have commenced under the immediately prior effective Election.

b)	Payment Following Death. If the Trustee dies while serving as Trustee or following termination of service as Trustee, a payment of the balance of the Trustee’s Account, if any, as of the first day of the calendar quarter in which the payment is made, shall be made in a lump sum to the Trustee’s Beneficiary. Such payment shall be made by the Fund within a reasonable time following receipt of notice of the Trustee’s death.

c)	Payment upon Disability, Non-Grandfathered Sub-Account. With respect to all Non-Grandfathered Sub-Accounts, if the Trustee becomes Disabled while serving as Trustee, a payment of the balance of the Trustee’s Account, if any, as of the first day of the calendar quarter in which the Disability occurs, shall be made in a lump sum to the Trustee. Such payment shall be made by the Fund within a reasonable time following determination of the Trustee’s Disability.

d)	Payment upon Unforeseeable Emergency, Non-Grandfathered Sub-Account. With respect to any Non-Grandfathered Sub-Account, if the Trustee has an Unforeseeable Emergency, then, notwithstanding anything in the Plan to the contrary, upon application to the Board in the form and manner determined by the Board such Trustee may receive a distribution from his or her Account in an amount not to exceed the amount necessary to satisfy the Unforeseeable Emergency plus any taxes payable as a result of such distribution. The Trustee will be required to provide evidence sufficient in the Board’s discretion to substantiate the Unforeseeable Emergency. The members of the Board (except the Trustee, if applicable) have sole and absolute discretion in determining whether a Trustee has experienced an Unforeseeable Emergency and determining the amount of the distribution.
Section 6. Amendment, Suspension or Termination. The Board shall have the right at any time, at its sole discretion, to amend, suspend or terminate the Plan, provided that no such amendment, suspension or termination shall adversely affect the right of a Trustee to receive the amount already credited to his or her Account.
Section 7. Plan Administrator and Claims Procedure.
b)	Claim for Benefits. Benefits shall be paid in accordance with the provisions of this Plan. The Trustee or Beneficiary shall make a written request to the Plan Administrator for the benefits provided under the Plan, on a form provided by the Plan Administrator.

c)	Interpretation of Plan. The Board shall have full power and authority to interpret and administer the Plan and to establish and amend rules and regulations for its administration. Interpretations of and determinations related to the Plan made by the Board in good faith, including any determinations of the amounts of accruals, shall be conclusive and binding upon all parties, and the Fund shall not incur any liability to a Trustee or Beneficiary for any such interpretation or determination so made or for any other good faith action taken by it in connection with the Plan.
Section 8. Assignability. No benefit under the Plan shall be subject to any sale, transfer, assignment, pledge, collateralization or attachment.

Section 9. Governing Law. The Plan shall be governed by the laws of the State of California. A Trustee or Beneficiary shall have recourse only against the Fund for enforcement of the terms of the Plan. The terms of the Plan shall be binding upon the Trustee, his or her Beneficiary and the successors and assigns of the Fund.
Section 10. Fund Obligation. A copy of the Fund’s Amended and Restated Agreement and Declaration of Trust (“Trust Agreement”) is on file with the Secretary of the State of Massachusetts and notice is hereby given that the Trust Agreement has been executed on behalf of the Fund by a Trustee of the Fund in his or her capacity as Trustee and not individually. The obligations of the Plan shall only be binding upon the assets and property of the Fund and shall not be binding upon any Trustee, officer or shareholder of the Fund individually.

PACIFIC FUNDS	Witnessed by:

By:

Date:

Exhibit A
PACIFIC FUNDS
CONSOLIDATED TRUSTEES’ DEFERRED COMPENSATION PLAN
Participation Agreement Form
1.	Election regarding Plan participation for for the calendar year .
                    (Trustee)
I hereby certify that I have been given the opportunity to participate in Pacific Funds (the “Fund”) Consolidated Trustees’ Deferred Compensation Plan as amended, (the “Plan”), and I understand its provisions, which are incorporated herein by reference.
[ ]	I choose to participate in the Plan and agree to be bound by the terms thereof. Complete Part 2 below:

[ ]	I choose not to participate in the Plan.
2.	Authorization for Deferral

I hereby authorize the Fund to defer the following amount $ quarterly from the Compensation payable to me as Trustee.

Trustee’s Signature:	Date:

Print Name:

Exhibit B
PACIFIC FUNDS
CONSOLIDATED TRUSTEES’ DEFERRED COMPENSATION PLAN
Designation of Credit Rate Options Form
For All Deferred Variable Compensation, All Years
Instructions: Please select the Credit Rate Option(s) and the percentage of the amount of deferred Variable Compensation (which will include your existing Account balance attributable to Variable Compensation) you wish to allocate to each Credit Rate Option (percentages must total 100%). The amount of income, gains and losses credited under each Credit Rate Option shown below shall be equal to the total return of the Class A shares of the corresponding portfolios of Pacific Funds. (Designations may be made in up to five (5) Credit Rate Options at any one time, with a minimum allocation of 5% to any one Credit Rate Option.) To change Credit Rate Options or percentage allocations, file a new Designation of Credit Rate Options Form (percentages must total 100%). No more than 12 change forms may be submitted per calendar year.
I hereby elect the following Credit Rate Options, in the percentages indicated below, for allocation of deferred Variable Compensation as authorized in Section 2 of the Deferred Compensation Participation Agreement and Section 4(b) of the Plan:

Credit Rate Option	Percentage
Portfolio Optimization Model A		%
Portfolio Optimization Model B		%
Portfolio Optimization Model C		%
Portfolio Optimization Model D		%
Portfolio Optimization Model E		%
[ ] Large-Cap Growth*		%
[ ] Short Duration Bond		%
[ ] Growth LT		%
[ ] Mid-Cap Value		%
[ ] International Value		%
[ ] International Large-Cap		%
[ ] Fasciano Small Equity		%
[ ] Managed Bond		%
[ ] Inflation Managed		%
[ ] Money Market		%
[ ] Large-Cap Value		%
[ ] Comstock		%
[ ] Mid-Cap Growth		%
[ ] Real Estate		%
%
I am aware that if the above designations are different than the designations on an existing Account for deferred Variable Compensation, such existing Account balance will be reallocated as specified above, along with any future deferred Variable Compensation. I am also aware that the Credit Rate Option for deferred Money Market Compensation (including my existing Account balance attributable to Money Market Compensation) shall be the Money Market Credit Rate Option.

Trustee’s Signature:	Date:

Print Name:

*	Large-Cap Growth will replace Blue Chip effective January 1, 2006

Exhibit C
PACIFIC FUNDS
CONSOLIDATED TRUSTEES’ DEFERRED COMPENSATION PLAN
Payment Option Form

Sub-Account (Deferral Year)
All Initial Elections and Subsequent Election for Grandfathered Sub-Accounts Only:
I hereby elect the following Payment Option as listed in the Fund’s Consolidated Trustees’ Deferred Compensation Plan. (choose one)
[ ] 1.	A lump sum in any designated January within the ten (10) year period commencing one year after the last day of the year for which the Compensation was deferred.

(Year Designated)
[ ] 2.	A lump sum in January of the year immediately following the year during which the Trustee experiences a Separation from Service.

[ ] 3.	A lump sum in any designated January within the ten (10) year period commencing one year after the last day of the year for which the Compensation was deferred, or in January of the year immediately following the year in which the Trustee experiences a Separation from Service, whichever is earlier.

(Year Designated)
[ ] 4.	Up to ten (10) annual installments commencing in January of the year immediately following the year in which the Trustee experiences a Separation from Service.

(Number of Installments)
Subsequent Election for Non-Grandfathered Sub-Accounts:
To be effective, a Subsequent Election for a Non-Grandfathered Sub-Account must be made at least twelve (12) months before payment would otherwise begin under the Trustee’s immediately prior effective election. In addition, no such Subsequent Election may take effect for at least twelve (12) months and must further defer receipt of the Non-Grandfathered Sub-Account at least five years beyond the date payment would otherwise begin under the Trustee’s immediately prior effective election.
I hereby elect the following Payment Option as listed in the Fund’s Consolidated Trustees’ Deferred Compensation Plan. (choose one)

[ ] 1.	A lump sum in any designated January within the ten (10) year period commencing on the date which is at least five (5) years after the date specified in the Initial Election.

(Year Designated)
[ ] 2.	Up to ten (10) annual installments beginning in January of the period commencing on the date which is at least five (5) years after the date specified in the Initial Election.

(Number of Installments)
I understand that this Payment Option is for the                      Sub-Account, which is a Sub-Account of my Account. This election will be in effect and will be used to determine how this Sub-Account is paid, unless a new properly completed Payment Option Form is completed and is received by the Plan Administrator no later than the date required by the Plan.

Trustee’s Signature:	Date:

Print Name:

Exhibit D
PACIFIC FUNDS
CONSOLIDATED TRUSTEES’ DEFERRED COMPENSATION PLAN
Designation of Beneficiary Form
For All Deferred Compensation
     I designate the following as Beneficiary(s) of my death benefit, if any:

Primary:	Relationship:

Address:

Primary:	Relationship:

Address:

Contingent:	Relationship:

Address:

The Trustee is responsible for advising the Plan Administrator of changes in status of the Beneficiary(s). (e.g., death, name, etc...)

Trustee’s Signature:	Date:

Print Name:

Witness’ Signature:

Print Name: